Exhibit 99.1

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Beginning at 8:30 am Eastern time

Operator:	Good day, ladies and gentlemen and welcome to the Transcept Pharmaceuticals conference call to discuss the FDA Complete Response Letter on Intermezzo. At this time, all participant lines are in a listen-only mode. Later, we’ll conduct a question and answer session and instructions will be given at that time. If anyone should require operator assistance, please press star then zero on your touchtone telephone. As a reminder, this conference is being recorded. I would now like to introduce your host, Mr. Tom Soloway. Please go ahead.

Tom:	Thank you, Operator and good morning everyone. My name is Tom Soloway and I’m the Chief Financial Officer of Transcept. Thank you for joining us today to discuss the Complete Response Letter that Transcept received from the FDA regarding its new drug application for Intermezzo.

Before getting started, we want to remind listeners that this conference call contains forward-looking statements that are intended to be covered under the Safe Harbor provided by the Private Securities Litigation Reform Act. Examples of these forward-looking statements include but are not limited to the plans and expectation of Transcept to respond to the FDA Complete Response Letter to support the NDA for Intermezzo, the sufficiency of data to be submitted and data that may be generated and submitted to FDA, whether or not additional clinical or non-clinical studies will be required to obtain FDA approval, the timing and potential outcome of data generating activities, regulatory submissions and decisions by the FDA on the NDA for Intermezzo, the resources planned to be devoted to Transcept in support of the Intermezzo NDA, and other difficulties or delays in clinical development, regulatory approval, market acceptance and commercialization of Intermezzo. These forward-looking statements are based on the information available to us today. We may not actually achieve the plans, carry out our intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially. We assume no obligation to update these statements as circumstances change except as required by law. For additional information please see the forward-looking statements section in last night’s press release and the risk factors section of our quarterly report on Form 10Q that was filed on August 14th.

I will now turn the call over to Glenn Oclassen, Chief Executive Officer of Transcept Pharmaceuticals.

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Glenn:	Thank you, Tom and thanks to all of you for joining this call. As disclosed in the press release we issued last night, yesterday afternoon we received a Complete Response Letter from the US Food & Drug Administration regarding our NDA seeking approval of Intermezzo for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep.

In the Complete Response Letter the FDA indicated that the NDA cannot be approved in its present form and outlined its reasons for this response. Our comments on this call will be based on our current understanding of these issues and the steps necessary to address them. Please keep in mind that we received the letter less than 24 hours ago, actually about 16 hours ago and we have not yet been in direct discussion with the FDA for clarification.

We are in the process of requesting a meeting with the FDA to discuss the Complete Response Letter. After that meeting we’ll have a better understanding of the specific issues and our plans to address them.

In the Complete Response Letter, the FDA stated that it believes Transcept has submitted substantial evidence of effectiveness for the use of Intermezzo in the as-needed treatment of insomnia characterized by difficulty returning to sleep after awakening in the middle of the night. The FDA further recognized that the Intermezzo data submitted by Transcept did not indicate significant next day residual effects.

However, FDA indicated that the intended use of Intermezzo in the middle of the night represents a unique insomnia indication and dosing strategy for which safety has not been previously established. The FDA requests that additional data demonstrating that Intermezzo when taken as directed in the middle of the night would not present an unacceptable risk of residual effects with a particular reference to next day driving ability. The FDA also expressed two concerns regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects. Specifically, the FDA has asked Transcept to address methods to avoid inadvertent dosing with less than four hours of bedtime remaining and inadvertent redosing in a single night.

Based on the content of the letter it is possible that Transcept will need to conduct one or more additional safety studies. Transcept will request a meeting with the FDA to discuss specific requirements for approval. Following this meeting we will be in a better position to estimate the resources and the time necessary to satisfy FDA requirements for approval.

We’ve been in close contact with our Intermezzo US commercialization partner, Purdue Pharma. Under the terms of the commercialization agreement, Transcept remains responsible for the approval process until such time as the approved NDA

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

is transferred to Purdue. I would like to remind you as we’ve previously disclosed that if the approval of Intermezzo is delayed beyond June 30, 2010 that the $30 million milestone payment associated with Purdue’s acceptance of an NDA approval will be reduced by $2 million per month for each 30 day period or $2 million for each 30 day period that NDA approval is delayed after June 30, 2010.

We plan as a company to do all that we can to move the process forward in a swift and proper fashion. Middle of the night administration of a prescription sleep aid represents a novel treatment strategy, as the FDA has acknowledged, and the Intermezzo NDA is the first time this concept has gone before the agency for approval. We believe that both Transcept and the FDA want to ensure that this new approach to insomnia will be used reliably and safely. We plan to confirm our understanding of the requirements for approval during our meeting with the FDA and will put our full energy and resources into addressing these issues.

This concludes our prepared remarks. Operator, could you review the instructions for the Q&A session?

Operator:	Thank you. Ladies and gentlemen, if you would like to ask a question, please press star then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, you may press the pound key. Again, ladies and gentlemen, to ask a question please press star then one at this time. Our first question is from Bill Tanner. Go ahead, please.

Q:	Thanks for taking the question. Glenn, just in your dealings with the FDA has there ever been any — have you ever gotten the impression that they don’t regard middle of the night awakenings as a meaningful issue as it relates to insomnia? I mean it seems like this is kind of key, if they think it’s important it seems like there would be a work around here.

Glenn:	No, they, in all sessions with them if you go all the way back to the very earliest contacts, we had some discussions about our ability to define this patient and identify them for clinical trials. But that’s back in 2004/2005. Since then I think we’ve had agreement with FDA that this was a legitimate indication and that there was an identifiable patient group that had this problem in particular. Frankly, in some ways I think that these concerns being raised are confirmation of the fact that they believe this is a group that needs special treatment. But they are reminding us that this is a unique method of administration, a unique dosing strategy, nobody’s ever put this before them before and they want to make sure that we get it right and that patients can get it right.

Q:

And then, just thinking about the data from the outpatient study, you’ve got some DSST data and certainly that study would suggest there’s not any residual effect. And then just sort of aware that I think the FDA requires or requests rather

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

sponsors of other insomnia drugs have always wanted them to do driving studies and they typically have not. So how do they sort of reconcile the fact that the data that you’ve got from the outpatient study looked pretty good with respect — or do they just really want to see driving?

Glenn:	In the letter they acknowledge that the studies that we submitted were very clean with regard to adverse effects and in next day residual effects whether measured objectively or subjectively. But the FDA clearly has become increasingly interested in the subject of driving studies.

In the past, such studies were almost exclusively conducted in Europe on behalf of drugs that were being submitted to the EMEA. I think it is possible that FDA is going to make us the first to have to submit driving studies in order to get approval. Now I say that recognizing that we have only their letter and have not yet spoken to them on any of these issues. But certainly they are being very clear on the fact that they are interested in seeing data from driving studies.

Q:	And then I guess the last question is nothing’s going to keep anyone from taking any approved insomnia drug in any inappropriate manner, including middle of the night or multiple dosing. So it’s a little puzzling on this one unless they just kind of want to check the box in terms of having the requisite studies done because this would be a unique indication or the first for this indication, so it’s a little…

Glenn:	You’re absolutely right and I think that their focus is on the fact that instead of administering drug at bedtime we’re administering drug upon an awakening in the middle of the night and they want to make sure that that dosing strategy doesn’t create unique difficulties for the patient in being able to follow instructions. They want as robust an approach to helping the patient to follow instructions and we think we’ll be able to provide that. But we need to learn more from FDA about what is particularly on their mind in this regard.

Q:	Okay, thanks and good luck.

Glenn:	Thanks, Bill.

Operator:	Thank you. Our next question is from Jason Napodano. Go ahead, please.

Q:	Hi, guys. Thanks for taking my question. With regard to the two specific concerns in terms of inadvertent dosing with less than four hours at bedtime and then inadvertent redosing in the same night, do you have any data that shows I guess maybe frequency of those events from the Phase 3 clinical trials?

Glenn:	We really don’t. We have some patients — we did track the time that the patient called in to get permission to take their dose. We’ve described that publicly in the

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

past. There are some patients who you would wonder about because they called in at 4:00 AM or 5:00 AM and therefore would have to have until at least 8:00 or 9:00. One can imagine that they were in a situation that didn’t force them, that didn’t require that they got up early in the morning. But even in those patients who took drug very late at night or very early in the morning, depending on how you want to look at it, we didn’t see any significant incidence of adverse next day residual effects. So it’s as I say the data that we have is very clean. These concerns seem to be focused on, “Well, yeah, but this is a different dosing strategy and we need to know more.” I mean, again, it’s critical that we sit down with FDA and understand exactly what they want and then that we provide it.

Q:	I guess I’m just trying to figure out how you go about answering that question. I mean do you do another clinical trial and just try to track that more closely or do you…?

Glenn:	I don’t think that that is necessarily the route that’s going to have to be taken here. I think that we’re going to look at alternative packaging strategies that would remind the patient that they’ve already taken a dose and perhaps even remind the patient that they need to have four hours remaining in bed prior to taking the middle of the night dose.

Q:	So this is instructions for use.

Glenn:	Yeah, in an ideal situation it would be instructions for use that are impossible to ignore. Once again, we’ll know a great deal more once we sit down and talk to the FDA.

Q:	When do you guys plan to meet with them?

Glenn:	As soon as possible. The request is going into them today and I would hope that within a reasonable period of time we’ll have a firm date set.

Q:	And just as far as a driving study, what’s the typical number of patients and protocol for…?

Glenn:	These studies, we’re learning more about them now. These studies are not big studies. They typically measure lateral movement back and forth across a lane. They’re sometimes run in simulators. But these are studies with tens of patients not hundreds of patients.

Q:	Okay, thanks for taking the questions.

Glenn:	Yes, sir.

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Operator:	Thank you. Again, ladies and gentlemen, if you would like to ask a question please press star then one on your touchtone telephone. And if you wish to remove yourself from the queue you may press the pound key. Our next question is from Corey Davis. Go ahead, please.

Q:	Thanks. Just continuing on the line of how you address their concern over inadvertent dosing, was the word trial or study used in the section where they talk about that or is that something that you feel just based on the wording of the letter you really can address with something like a REMs program because obviously you can never do a study to prevent any drug for that matter patients just swallowing a whole bottle of pills.

Glenn:	Right. It’s unclear from the letter exactly what they want and I don’t think we’re going to know until we sit down with them and actually discuss this, hopefully face-to-face. As I’ve said, there are alternative ways you can look at this, taking it on via packaging and so on, but we’re not yet sure what they’re looking for from us. And I don’t think we will have a real good idea of that until we’re actually face-to-face with them.

Q:	Okay. Fair enough. And can you remind us what the deal says, the deal with Purdue says about who would pay for all the additional work? Is that 100 percent on Purdue?

Glenn:	Yes. Until approval of the NDA it’s on our nickel. After approval then Purdue takes on responsibility for that sort of thing. But until that time it’s our responsibility.

Q:	And are there any specific triggers in the contract that would allow them to get out of this deal?

Glenn:	No. Although, let me remind you that they’re not in beyond the initial signing payment that they gave us of $25 million last summer. They’re not in until after they have seen the approval package from FDA and they’ve had 10 days and at the end of that they get to opt in. So there’s still a remaining step that we need to go through before they’re committed.

Q:	Got it. Okay, thanks, Glenn.

Operator:	Thank you. Our next question is from Mike King. Go ahead, please.

Q:	Good morning, Glenn. Thanks for taking my question.

Glenn:	Good morning, Mike.

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Q:	I just wanted to know when you guys were intending to launch was the product presentation simply going to be pills in a bottle or was there some kind of blister pack form of presentation that would alert the patient to the fact that they’d actually taken a dose of the medication?

Glenn:	The product has always been blister packed since fairly early in its development because it’s relatively sensitive to moisture. The current package and the one that we used in the clinical trials — excuse me, the current package is not the one we used in the clinical trials. Is a ten pack of — a ten tablet pack of blisters that’s a childproof pack and then three of those ten packs are packed in an overwrap. The reminder of dosing really has to do with the number of tablets remaining in the blister pack. But we don’t have any overt method of saying, “All right, you’ve used a tablet so don’t do it again.” We will be looking at approaches of that sort.

Q:	Right. Well, that’s good news. So if you were to let’s say change the actual package presentation you wouldn’t have to do — it doesn’t seem like you’d have to do any kind of additional stability testing or anything like that on the product.

Glenn:	Well, the blister itself would remain unchanged. And it’s a very robust package. We have a lot of confidence in it and we would not anticipate making a change in the basic blister unit. Quite possibly the packaging that’s external to that might change.

Q:	Okay. But I would imagine that it’s far more straightforward to approve something like that than it would be to do a completely different presentation.

Glenn:	Right. The key thing is that the blister pack keeps the product stable now for an estimated two years at room temperature and we don’t intend to change it.

Q:	Have you guys given thought to any alternative ways to adjust presentation before, prior to this?

Glenn:	We have some ideas, in fact a number of ideas and we’re going to be working on those but we can’t go too far with that until we have a clear understanding of exactly what’s on FDA’s mind and so far we have that only from a letter. We need to flesh that out with a face-to-face meeting with them or telephone meeting but with an opportunity to directly discuss all of these issues with them.

Q:	Right. Okay, thanks.

Glenn:	Thank you.

Operator:	Thank you. I’m showing we have a follow-up question from Bill Tanner. Go ahead please.

Transcept Pharmaceuticals, Inc.

Conference Call

October 29, 2009

Glenn:	Bill?

Operator:	Mr. Tanner, your line is open. Please check for mute on your line. I’m showing no response, sir. There are no further questions. I’d like to turn it back over to you for any closing remarks.

Glenn:	Thank you, Operator and thanks to all of you for joining us this morning and participating in the call. We’ll obviously in the future update you publicly on the progress of the Intermezzo NDA and in particular after we have the opportunity to meet with the agency.

We remain focused and committed as a team and a company to completing and filing this resubmission with FDA as soon as possible and we thank you for your interest and attention this morning.

END